ODM - SUPPLY AGREEMENT

BETWEEN:

ORGANIC PREPARATIONS INC.

2nd Floor, Transpacific Haus

Lini Highway, Port Vila. Vanuatu

“the Manufacturer”

-- AND --

AGAPE ATP INTERNATIONAL HOLDING LIMITED

Unit 05, 4F, Energy Plaza

No. 92, Granville Road

Tsim Sha Tsui East

Kowloon, Hong Kong

“the Customer”

ODM SUPPLY AGREEMENT

THIS AGREEMENT is made on the 15th day of January 2018.

BETWEEN:	ORGANIC PREPARATIONS INC.
2nd Floor, Transpacific Haus
Lini Highway, Port Vila. Vanuatu
(‘the Manufacturer’) of one part

AND:	AGAPE ATP INTERNATIONAL HOLDING LIMITED
Unit 05, 4F, Energy Plaza
No. 92, Granville Road
Tsim Sha Tsui East
Kowloon, Hong Kong
(‘the Customer’) of the other part.

RECITALS

a.	The Manufacturer wishes to appoint the Customer to be the sole and exclusive agent for the promotion, sales, marketing distribution and administration of the Products listed in schedule A of this agreement.
b.	The Manufacturer and the Customer wish to record their agreement under the stipulations of this Agreement.

NOW IT IS AGREED as follows:-

1.	TERMS OF AGREEMENT

1.1	Commencement

This agreement commences upon execution of this document.

1.2	Term

This agreement is for a term of ten (10) years.

1.3	Renewal

This agreement will be automatically renewed at the end of every ten (10) year term, with each subsequent term of renewal being for a ten (10) year term. A six (6) months notice must be given by either party of their intention to terminate relations due to any reason other than breach of this agreement.

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2.	PROVISION OF DOCUMENTATION

2.1	Provision by the Manufacturer

The Manufacturer agrees to supply to the Customer, within a reasonable period of time, all documentation and information relating to the Products and their Manufacture as is required for the registration of the Products in the Territories as listed in Schedule C of this document. The party responsible for documentation fees and costs will be the Customer.

2.2	Provision by the Customer

The Customer agrees to supply to the Manufacturer at its own expense, within a reasonable period of time, all documentation and information as is reasonably required by or would be beneficial to the Manufacturer in the performance of its obligations under this agreement.

3.	COVENANTS BY THE MANUFACTURER

3.1	Compliance with Local Laws and Regulations

The Manufacturer covenants that it is and will remain for the term of this agreement in compliance with any and all Local Laws and Regulations. This includes without limitation laws relating to business practice, workplace relations, safety and taxation.

3.2	Manufacturing standards

The Manufacturer covenants that it is and will remain for the term of this agreement in compliance with all International standards in production and manufacturing.

3.3	Packaging

The Manufacturer covenants that it is and will remain for the term of this agreement in compliance with any and all packaging laws and regulations in all of the Territories.

3.4	Ability to Perform

The Manufacturer covenants that it is willing and able to perform any and all of its obligations under this agreement.

3.5	Intellectual Property

3.5 (a)	The Manufacturer covenants that the Products are clear of any Intellectual Property claims by third parties and that the Customer has full rights to sell and market the Products worldwide. The Manufacturer indemnifies the Customer for the same.

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3.5 (b)	The composition of the below individuals is also relevant and related to the Intellectual Property of the Manufacturer.

The following names listed as Medical Team members, and any subsequent consultations in that capacity, are considered the Intellectual Property of The Manufacturer:

1.	Dr Lily Tomas
2.	Dr Bernd Friedlander
3.	Mr Markus Eistert
4.	Dr Ed Smith
5.	Mr Vic Cherikoff
6.	Dr Pavel Yutsis
7.	Dr Michael Tirant
8.	Mr Frank Ellis
9.	Mr Peter Davids
10.	Dr Rutledge Taylor

The list shall be expanded and added to in future addendums to this agreement.

3.6	Sale of Product

The Manufacturer covenants not to sell any product listed in this agreement, or product name (as listed in schedule A of this agreement) to any other party without prior written consent of the Customer.

4.	COVENANTS BY THE CUSTOMER

4.1	Compliance with Local Laws and Regulations

The Customer covenants that it is and will remain for the term of this agreement in compliance with any and all Local Laws and Regulations. This includes without limitation laws relating to business practice, workplace relations, safety and taxation.

4.2	Ability to Perform

The Customer covenants that it is and will remain for the term of this agreement willing and able to perform any and all of its obligations under this agreement.

4.3	Market Penetration

The Customer covenants to give its best endeavours to establish and develop a market for the Products in the Territories with maximum market penetration.

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5.	SHIPPING AND PAYMENT TERMS

5.1	Shipping

Products delivered pursuant to the terms of this Agreement shall be suitably packed for shipment in the Manufacturer’s standard shipping cartons, marked for shipment to the destination specified in the Customer’s Purchase Order, and delivered to the destination Ex Works. The Customer agrees to pay freight, insurance and any associated expenses. The Customer agrees to help the Manufacturer select the most appropriate carrier for each of the Territories. All freight, insurance, and other shipping expenses shall be paid by the Customer.

5.2	Guarantee of packaging quality

The Manufacturer further guarantees that the Products, when shipped, are packaged in such a way as to be protected from any foreseeable damage during shipment.

5.3	Rejection of defective products

The Customer shall inspect all Products promptly upon receipt thereof and may reject any defective Product, provided that the Customer shall within seven (7) days after receipt of such alleged defective Product, notify the Manufacturer of its rejection and either:

(i)	request to destroy in field for credit of the value of the defective product and the associated shipping costs (with approval), or
(ii)	request a Return Material Authorization (“RMA”) number and within seven (7) days of receipt of the RMA number from the Manufacturer return such rejected Product to the Manufacturer.

Products not rejected within the foregoing time periods shall be deemed accepted by the Customer.

In the event that the Manufacturer determines that the returned Product is defective and properly rejected by the Customer, the Manufacturer shall credit to the Customer the value of the defective product and the associated shipping costs.

5.4	Payment terms

Unless separate payment terms are agreed to outside of this Agreement by both parties in writing, payment terms will be as follows:

(i)	50% of the Total Order Cost must be paid on placement of the customer’s order.
(ii)	The remaining 50% of the total order cost must be paid prior to the goods leaving the warehouse of the manufacturer. The Manufacturer will notify the Customer when the goods are ready for shipment prior to the goods leaving the warehouse.

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6.	INDEMNITY / INSURANCE

6.1	The Manufacturing Companies utilised by the Agent to manufacture the products listed in Schedule A of this agreement shall maintain throughout the term of this agreement product liability insurance issued by a reputable insurance company under standard terms and conditions in the industry to cover the liability of the Customer and to indemnity the Customer from any costs, expenses, loss or damages resulting from any act, neglect or default of the company.

6.2	The Customer shall at all times during the term of this agreement maintain product liability insurance, covering all products sold by the Manufacturer to the Customer and which policy shall name the Manufacturer as Additional Insured.

7.	BREACH / TERMINATION

7.1	Notice of Breach

Each party has an obligation to notify immediately the other party of any breach of this agreement.

7.2	Rectification of Breach

Where the breach is rectifiable, the breaching party has 21 days from the date of notification of its breach to rectify. Following the expiry of this period, the non-breaching party may execute any rights it may have both in law and under this agreement.

7.3	Rights to termination

Without prejudice to any right or remedy both parties may have against each other for breach or non-performance of this Agreement each party shall have the right to summarily terminate this Agreement:

(a)	On the committing of a material breach of this agreement providing that where the breach is capable of rectification the breaching party has been advised in writing of the breach and has not rectified it within twenty-one (21) days of receipt of such advice.

(b)	On the commencement of the winding up or bankruptcy of either party or on the appointment of a receiver of the distributor’s assets or on either party ceasing to do business at any time for thirty consecutive days (other than for annual holidays).

(c)	On either party for any reason (other than a default of the other party) being substantially prevented from performing or becoming unable to perform its obligations under this agreement.

(d)	On either party assigning or attempting to assign this agreement without the prior written consent of the other party.

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(e)	If control of either party shall pass from the present shareholders or owners or controllers to other persons whom the other party shall in their absolute discretion regard as unsuitable.

(f)	Either parties voting stock is transferred to any third party to such extent as to result in a change in effective control of the company or its ownership or active management is changed in any other manner.

The termination of this agreement shall be without prejudice to the rights of either party to payment or other claims due or accrued up to the termination of this agreement.

For termination to be effective, written notice of termination must be served on the other party. Where valid, termination takes effect immediately upon service.

8.	ARBITRATION

8.1	Any and all disputes, claims or differences arising out of or relating to this agreement or the alleged breach thereto shall be settled by mutual consultation between the parties in good faith as promptly as possible but failing such amicable settlement, shall be decided by Arbitration by the Arbitration Committee of the International Chamber of Commerce located in Switzerland.

8.2	The language to be used in the Arbitration proceedings shall be English.

8.3	The award/decision of the Arbitration Committee shall be final and binding on both the parties and enforceable in any jurisdiction.

9.	COSTS

Each of the parties shall bare its own legal costs and expenses incurred by it in connection with this agreement and any stamp duty payable under this agreement shall be borne by equally by both parties.

10.	GOVERNING LAW

This agreement shall be governed by the Laws of England (English common and statutory Law).

11.	INTELLECTUAL PROPERTY

The Manufacturer is the owner of the intellectual Property pertaining to the products listed in schedule A of this agreement as well as to the book ‘How to Achieve Super Health beyond 2000 – Advanced Edition’

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12.	TRANSFER OF INTELLECTUAL PROPERTY

The Manufacturer agrees to offer the Customer the first right of refusal to purchase the intellectual property for the products listed in Schedule A of this agreement based upon agreed terms.

13.	APPOINTMENT AND GRANT OF LICENSE

13.1	The Manufacturer hereby appoints the Customer to be the sole and exclusive agent for the promotion, sales, marketing, distribution and administration of the products listed in schedule A of this agreement based on minimum annual product purchase requirements as listed in Schedule B of this agreement.

13.2	The Manufacturer grants exclusive rights to the Customer for the term of ten (10) years from the date of the signing of this agreement and for an indefinite period upon the customer fulfilling the minimum annual purchase requirement as listed in Schedule B. of this agreement.

14.	MISCELLANEOUS PROVISIONS

14.1	Notice

Any notice to be served under this agreement must be served by sending it to the usual business address of the recipient by ordinary mail, facsimile, or personal delivery, and in the case of ordinary mail service will be deemed to occur one (1) day after the date of posting, and in all other cases deemed to occur on the same day.

14.2	Entire Agreement

This agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, written or oral, between the parties. Amendments to this agreement must be in writing, signed by the duly authorized officers of the parties. The terms of any purchase order are expressly excluded

14.3	Conflicting Terms

The parties agree that the terms and conditions of this agreement shall prevail, notwithstanding contrary or additional terms, in any purchase order, sales acknowledgment, confirmation or any other document issued by either party effecting the purchase and/or sale of Products.

14.4	Severability

If any provision of this agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect. The parties agree to renegotiate in good faith those provisions so held to be invalid to be valid, enforceable provisions which provisions shall reflect as closely as possible the original intent of the parties, and further agree to be bound by the mutually agreed substitute provisions.

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14.5	No Implied Waivers

The failure of either party at any time to require performance by the other of any provision hereof shall not affect the right of such party to require performance at any time thereafter, nor shall the waiver of either party of a breach of any provision hereof be taken or held to be a waiver of a provision itself.

14.6	Assignment

The Manufacturer may not transfer or assign any of its rights or obligations under this agreement without the prior written consent of the Customer. The Customer may not freely transfer or assign its rights or obligations under this agreement without the prior written consent of the Manufacturer. Subject to the foregoing, this agreement will be binding upon and inure to the benefit of the parties hereto, their successors and assignees.

14.7	Force Majeure

Neither party to this agreement is liable to the other for a breach of this agreement when the breach is as a result of the occurrence of one of the events below:

(i)	The outbreak of hostilities (whether or not accompanied by any formal declaration of war), riot, civil disturbance, or acts of terrorism; or
(ii)	The act of any government or competent authority (including the cancellation or revocation of any approval, authority or permit); or
(iii)	Fire, explosion, flood, inclement weather, or natural disaster; or
(iv)	The declaration of a state of emergency or the invocation of martial law having an effect on commerce generally; or
(v)	Industrial action (including strikes and lock-outs) that is of a widespread nature affecting the Principal solely or the industry or sector of which the Principal is a part (whether in a vertical sense or horizontal sense); or
(vi)	Any other cause, impediment or circumstance beyond the reasonable control of any party.

Where the occurrence of one of the above events is to any extent as a result of an act or omission of the breaching party, this section will not apply.

14.8	New Products Designed, Formulated and Supplied by the Manufacturer

The Manufacturer agrees to maintain its focus on the design and formulation of new products and agrees to provide the Customer with one new product each quarter for a minimum of four (4) new products per year. The Manufacturer agrees to give the Customer exclusive rights to the marketing, promotion and sales of the new products should the Customer decide to take on the new products.

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14.9	Other products outside of the product range listed in schedule A of this document

The Manufacturer agrees that the Customer has the right under this agreement to consider, source, promote, market and sell other product outside of the products listed in Schedule A of this agreement in line with the following assumptions:

That they are non-competing products to the range of products or those products listed in schedule A of this agreement.

14.10	HOW TO ACHIEVE SUPER HEALTH BEYOND 2000 – ADVANCED EDITION BOOK

The Manufacturer has appointed the Customer the copyright holder of both the English and the Chinese version of the book How to achieve Super Health beyond 2000 – Advanced Edition, authored by Frank D.P. Ellis and Dr. Michael Tait M.D. This appointment shall be deemed valid provided the Customer fulfils and maintains the criteria of this agreement.

The Customer will provide the Manufacturer with prior notification of printing runs of the book and the quantity of books to be printed in each run. The Customer will compensate the Manufacturer the amount of AUS $1.00 per book prior to printing.

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EQUITY HOLDINGS LIMITED
by the duly authorised Officer:
__________________________________	____________________________

Common Seal of Organic Preparations INC. was hereunto affixed in the presence of	Duly authorized to sign on behalf of Organic Preparations INC.

Date 15 JANAURY, 2018

In the presence of:

Witness Signature ____________________	Date 15 JANAURY, 2018

Witness Name Mercy Saula

Address 2nd Floor, Transpacific Hous, Port Vila, Vanuatu.

Signed under common seal of Agape ATP International Holding Limited with authority of the board.

Signature ______________

Name How Kok Choong	______________________
Common Seal of
Agape ATP International Holding Limited
Date 31 JANAURY, 2018

In the presence of:

Witness Signature ___________________________	Date 31 JANAURY, 2018

Witness Name Ku Suat Hong

Address 17-1, 17-2, 17-3, 17-4, Wisma Laxton, Jalan Desa,Taman Desa, Off Jalan Klang Lama, 58100 Kuala Lumpur.

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SCHEDULE A – The Products at Commencement

Product names:

ATP 1S Survivor Select

ATP 2 Energized Mineral Concentrate

ATP 3 Ionized Cal-Mag

ATP 4 Omega Blend

ATP 5 BetaMaxx

AGP 1 Iron

YFA Young Formula

ORYC Organic Soap

SCHEDULE B – Minimum Annual Product Performance Requirements

Performance targets have been discussed between the Manufacturer and the Customer to determine fair and reasonable performance targets.

Minimum Annual Product Performance Requirements are listed below:

Product Name:	Agreed Quantity of Units to be purchased per Annum:

ATP 1 S Survivor Select 150gm packaged	15,000

ATP 2 Energized Mineral Concentrate 29.5mL packaged	20,000

ATP 3 Ionized Cal-Mag 114gm packaged	15,000

ATP 4 Omega Blend 250mL packaged	15,000

ATP 5 BetaMaxx 150gm packaged	15,000

AGP 1 Iron 29.5mL packaged	1000

YFA Young Formula 450gm packaged	3000

ORYC Organic Soap 150gm packaged	2500

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SCHEDULE C – THE TERRITORIES

The Territories consisting of the following Countries:

Global – All countries

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